Cicero, Inc. Elects John L. Steffens as New Chairman of the Board of Directors

CARY, NC, May 17, 2007- Cicero Inc. (BB:CICN), a leading provider of desktop application integration solutions for customer service organizations, today announced that Mr. John L (Launny) Steffens has been elected to the Company’s Board of Directors and appointed as its Chairman.

Mr. Steffens is the Founder and Managing Director of Spring Mountain Capital, L. P. Prior to establishing Spring Mountain Capital, Mr. Steffens spent 38 years at Merrill Lynch & Co., where he held numerous senior management positions, including President of Merrill Lynch Consumer Markets, which was later named the Private Client Group, from July 1985 until April 1997, and both Vice Chairman of Merrill Lynch & Co., Inc. (the parent company) and Chairman of its U.S. Private Client Group from April 1997 until July 2001. During his leadership of the Private Client Group, client assets at Merrill Lynch rose from $189 billion to approximately $1.6 trillion. Mr. Steffens was elected a member of the Board of Directors of Merrill Lynch & Co., Inc. in April 1986 and served on the board until July 2001. Mr. Steffens was Chairman of the Securities Industry Association during 1994 and 1995, and is currently a Trustee of the Committee for Economic Development. He is the National Chairman Emeritus of the Alliance for Aging Research and serves on the Board of Aozora Bank in Japan. Mr. Steffens graduated from Dartmouth University in 1963 with a B.A. degree in Economics. He also attended the Advanced Management Program of the Harvard Business School in 1979.

“I am delighted to be affiliated with Cicero and look forward to working with the company to expand Cicero’s position in the application integration and automation market. I have witnessed the transformation of this technology into a powerful integration tool. Cicero Studio represents a major paradigm shift from other solutions and it has a proven track record of seamlessly integrating applications, streamlining business processes, and improving performance in contact centers and other organizations. I look forward to being able to contribute to the Company’s success,” stated Mr. Steffens.

About Cicero Inc.:
Cicero Inc. is a leading provider of software integration solutions that streamline business processes and improve the productivity of knowledge workers where business systems are used - at the desktop. Cicero Studio™ provides a framework to non-invasively integrate disparate applications faster and at a fraction of the cost of other integration solutions. Companies and government agencies using Cicero are able to integrate applications and business systems in weeks and to experience an ROI within months of implementation. For more information on Cicero Inc., please visit www.ciceroinc.com.

Cicero is a unique solution designed to provide rapid and seamless integration of disparate systems on end-user desktops. It is a non-invasive desktop integration product that has a proven record in contact centers for improving usability of complex technology, enhancing customer service, streamlining business processes, and reducing costs while improving revenue opportunities. Cicero has been installed at several Fortune 500 companies. In one recent implementation, Cicero was used to integrate eight applications for nine hundred agents’ desktops in just seven weeks; reducing average call times by approximately 40 seconds, and allowing agents to improve customer interaction and handle more calls. Due to improved agent productivity and shorter call times, the savings in the contact centers exceeded $1 million in a single year, an ROI of less than five months.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters. Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements. For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Contact:
Keith Anderson
kanderson@ciceroinc.com
919-380-5092